SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                             Commission File Number

                           NOTIFICATION OF LATE FILING

                                  (CHECK ONE):

                          [_] Form 10-Q and Form 10-QSB

[X] Form 10-K and Form 10-KSB   [_] Form 20-F   [_] Form 11-K   [_] Form N-SAR

For Period Ended: December 31, 1998

[_] Transition Report on Form 10-K

[_] Transition Report on Form 20-F

[_] Transition Report on Form 11-K

[_] Transition Report on Form 10-Q

[_] Transition Report on Form N-SAR

For the Transition Period Ended:

--------------------------------------------------------------------------------
            Nothing in this form shall be construed to imply that the
            Commission has verified any information contained herein.
--------------------------------------------------------------------------------

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION
--------------------------------------------------------------------------------


                           EZCONY INTERAMERICA, INC.
--------------------------------------------------------------------------------
Full Name of Registrant (Former Name if Applicable)


                        CRAIGMIUR CHAMBERS, P.O. BOX 71
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)


                   ROAD TOWN, TORTOLA BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
City, State and Zip Code


--------------------------------------------------------------------------------
PART II - RULE 12b-25(b) AND (c)
--------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]       (a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion
[X] thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

--------------------------------------------------------------------------------
PART III - NARRATIVE
--------------------------------------------------------------------------------

WE NEED TO COMPLETE AND VERIFY THE ACCOUNTING FOR A SUBSTANTIAL FOREIGN OPERATING SUBSIDIARY NOT OTHERWISE SUBJECT TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPALS, AND OUR ACCOUNTANTS HAVE TO CONFORM THE NEXT TO THE RESULTS OF THE AUDIT. THE FORM 10-K405 IS EXPECTED TO BE FINALIZED WITHIN THE REQUISITE FIFTEEN DAY TIME PERIOD NOTED IN PART II (b) ABOVE AND WILL BE FILED BY AT THAT TIME.

--------------------------------------------------------------------------------
PART IV - OTHER INFORMATION
--------------------------------------------------------------------------------

(1) Name and telephone number of person to contact in regard to this notification

                   ARNOLD M. JAFFEE                  (305)         858-5555
     ---------------------------------------------------------------------------
                       (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [X] Yes  [_] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            EZCONY INTERAMERICA, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: March 30, 2000             By: /s/ Ezra M. Cohen
     -------------------            --------------------------------------------
                                     Ezra M. Cohen, Chairman of the Board and
                                     President